Exhibit 10.1
Amendment to Amended and Restated Employment Agreement Between
Paul L. Howes and Newpark Resources, Inc.
Paul Howes
Amendment to Amended and Restated Employment Agreement
May 19, 2021

This Amendment is entered into between Paul L. Howes (“Executive”) and Newpark Resources, Inc. (“Company”) and amends that certain Amended and Restated Employment Agreement dated effective December 31, 2008 (“Employment Agreement”), as previously amended, between the Company and the Executive.

Due to the economic situation in 2020, Executive and the Company mutually agreed that Executive’s annualized Base Salary of Eight Hundred Twenty-Eight Thousand Dollars and No Cents ($828,000.00) established pursuant to Section 1.2(a) of Executive’s Employment Agreement would be temporarily reduced by 15% to Seven Hundred Three Thousand Eight Hundred Dollars and No Cents ($703,800.00). This temporary 15% reduction to Executive’s annualized Base Salary took effect on April 1, 2020. Executive and the Company then subsequently agreed that Executive’s annual Base Salary would be further reduced from Seven Hundred Three Thousand Eight Hundred Dollars and No Cents ($703,800.00) to Six Hundred Thirty-Three Thousand Five Hundred Twenty Dollars and No Cents ($633,520.00). In light of the improved economic situation in 2021, Executive and the Company mutually agree that Executive’s current annualized Base Salary of Six Hundred Thirty-Three Thousand Five Hundred Twenty Dollars and No Cents ($633,520.00) established pursuant to Section 1.2(a) of Executive’s Employment Agreement will be increased by 30.7% to Eight Hundred Twenty-Eight Thousand Dollars and No Cents ($828,000.00)(the “Reinstated Base Salary”). This 30.7% increase to Executive’s annualized Base Salary will take effect on July 1, 2021.

Executive’s Base Salary for purposes of calculating incentive compensation payments currently provided under the 2010 Annual Cash Incentive Plan (“ACIP”) as contemplated by Section 1.2(b) of the Employment Agreement will likewise be adjusted effective as of July 1, 2021 to reflect this increase in Executive’s annualized Base Salary.

Executive and the Company agree that this 30.7% increase in Executive’s annualized Base Salary and the corresponding adjustment to Executive’s incentive compensation under the ACIP are being made with the full knowledge and consent of Executive. Executive and the Company further agree that this 30.7% increase in Executive’s annualized Base Salary and the corresponding adjustment to Executive’s incentive compensation under the ACIP do not constitute “Good Reason” for any purpose under the Employment Agreement including, without limitation, Section 2.1 and Section 2.3 of the Employment Agreement, or a termination by the Company.

Executive and the Company agree that if Executive’s employment is terminated at any time, pursuant to Section 2.3 of Executive’s Employment Agreement, Executive’s payment provided for in Section 2.3(b)(i) and the calculation of the “Performance Target” set forth in Section 2.3(b)(ii) will be based upon Executive’s Reinstated Base Salary.

Executive and the Company agree that if Executive’s employment is terminated at any time pursuant to Section 2.7 of Executive’s Employment Agreement, Executive’s payment provided for in Section 2.7(a)(i) and the calculation of the “Performance Target” set forth in Section 2.7(a)(ii) will be based upon Executive’s Reinstated Base Salary.

Amendment to Amended and Restated Employment Agreement Between
Paul L. Howes and Newpark Resources, Inc.

All other terms and provisions in the Employment Agreement remain unchanged and in full force and effect.

AGREED and ACCEPTED on this 19th day of May, 2021.

/s/ Paul L. Howes______________________________________________
Paul L. Howes (Executive)

/s Anthony J. Best______________________________________________
Anthony J. Best, Chairman of the Board
Newpark Resources, Inc.